Prudential Investment Portfolios 6
Annual period ending 8/31/2017
File No. 811-04024

SUB-ITEM 77-I
Terms of New or Amended Securities



PRUDENTIAL INVESTMENT PORTFOLIOS 6
Amended and Restated Certificate of Designation

      The undersigned, being the duly elected and acting Assistant Secretary of Prudential Investment Portfolios 6, a trust with transferable shares established under Massachusetts law of the type commonly called a Massachusetts business trust (the "Trust"), DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section
6.9 of the Amended and Restated Declaration of Trust dated August 17, 1994, as amended (the "Declaration of Trust"), and pursuant to the affirmative vote of a majority of the Trustees at a meeting duly called and held on September 13, 2017:

      1.	The Amended and Restated Certificate of Designation
dated February 1, 2010, is hereby further amended and restated effective September 13, 2017 to read in its entirety as follows:
      a. The shares of beneficial interest of the Trust (the "Shares") shall be divided into one series, Prudential
California Muni Income Fund (a "Fund"). The shares of the Fund shall be classified into five classes (each, a "Class"), designated "Class A Shares", "Class B Shares", "Class C Shares", "Class Q Shares", and "Class Z Shares", respectively, of which an unlimited number may be issued.  Class A Shares, Class B
Shares, Class C Shares, and Class Z Shares outstanding on the date on which the amendments provided for herein become
effective shall be and shall continue to be Class A Shares,
Class B Shares, Class C Shares, and Class Z Shares of the Fund.
      b. The holders of Shares of each Class shall be considered Shareholders of the Trust for all purposes (including, without limitation, for purposes of receiving reports and notices and the right to vote) and, for matters reserved to the Shareholders of one or more other Classes by the Declaration of Trust or by any instrument establishing and designating a particular Class, or as required by the Investment Company Act of 1940 and/or the rules and regulations of the Securities and Exchange Commission thereunder (collectively, as from time to time in effect, the
"1940 Act") or other applicable laws. The holders of Shares of each Class shall be entitled to one vote per Share, and to a fraction of a vote proportional to each fractional Share held, on all matters on which Shares of that Class shall be entitled to vote, all as provided in the Declaration of Trust.
      c. The Shares of each Class shall represent an equal proportionate interest in the share of such Class in the Trust Property, adjusted for any liabilities specifically allocable to the Shares of that Class, and each Share of a Class shall have identical voting, dividend, liquidation and other rights, and the same terms and conditions, as the Shares of each other
Class, except that the expenses related directly or indirectly to the distribution of the Shares of a Class, and any service fees to which such Class is subject (as determined by the Trustees), shall be borne solely by such Class, and such expenses shall be appropriately reflected in the determination of the net asset value and the dividend, distribution and liquidation rights of such Class.
      d. Each Class shall be subject to such asset-based charges as may be imposed pursuant to a plan under Rule 12b-1 of the
1940 Act (a "Plan") in effect for such Class, and/or to such service fees for the maintenance of shareholder accounts and personal services for such Class in such amounts as shall be determined by the Trustees from time to time, and the Shares of each Class may be issued and sold subject to such sales charges and/or contingent deferred sales charges, and upon such other terms, as may from time to time be determined by the Trustees and described in the Trust's then current registration statement under the Securities Act.
      e. Subject to compliance with the requirements of the 1940 Act, the Trustees shall have the authority to provide (a) that holders of Shares of any Class shall have the right to convert such Shares into shares of such one or more other registered investment companies as shall have agreed with the Trust to accord such shareholders such right, (b) that holders of any
Class of Shares shall have the right to convert such Shares into Shares of one or more other Classes, and (c) that Shares of any Class shall be automatically converted into Shares of another Class, in each case in accordance with such requirements and procedures as the Trustees may from time to time establish, all as may be specified for the purpose in the Trust's then current registration statement under the Securities Act applicable to the Shares accorded such right or rights.
      f. Shareholders of each Class shall vote as a separate
Class on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to any Class as provided in, Rule 18f-2 under the 1940 Act, as from time to time in effect, or any successor rule, and by the Declaration of Trust. Except as otherwise required by the 1940 Act, the Shareholders of each Class, voting as a separate Class, shall have sole and exclusive voting rights with respect to matters relating to expenses being borne solely by such Class.
      g. The Trustees from time to time in office shall have the authority at any time and from time to time to reallocate assets and expenses or to change the designation of any Series or Class now or hereafter created, or otherwise to change the special and relative rights of any such Series or Class, provided, that no such change shall adversely affect the rights of holders of outstanding Shares of any Series or Class.
      2.	All capitalized terms which are not defined herein
shall have the same meanings as are assigned to those terms in the Declaration.
      The Trustees further direct that, upon the execution of this Amended and Restated Certificate of Designation, the Trust take all necessary action to file a copy of this Amended and Restated Certificate of Designation with the Secretary of State of The Commonwealth of Massachusetts and at any other place required by law or by the Declaration.

      IN WITNESS WHEREOF, I have hereunto set my hand and the
seal of the Trust, this 2nd day of October, 2017.
      /s/ Jonathan D. Shain
 Jonathan D. Shain
 Assistant Secretary


Acknowledgement
STATE OF NEW JERSEY )     October 2 , 2017
COUNTY OF ESSEX )  ss

      Then personally appeared before me the above named Jonathan
D. Shain, Assistant Secretary, and acknowledged the foregoing instrument to be his free act and deed.

            /s/ Nancy Sikora
       Nancy Sikora, Notary Public

[NOTARIAL SEAL]